Exhibit 99.2
IDLEAIRE Announces Successful Completion of Consent Solicitation for Its 13% Senior Discount Notes Due 2012 and Related Warrants
KNOXVILLE, TENNESSEE — September 17, 2007 — On August 15, 2007, IdleAire Technologies Corporation (IdleAire), the leading provider of ATE Advanced Travel Center Electrification® (“ATE”) services to the heavy-duty trucking industry, commenced a solicitation of consents from holders of its $320 million 13% Senior Discount Notes Due 2012 (the “Notes”) and 320,000 Warrants to Purchase Common Stock (the “Warrants”) to amend certain provisions of an indenture dated December 30, 2005 and certain warrant agreement, dated December 30, 2005. IdleAire announced today the successful completion of the above-said consent solicitation from holders of both the Notes and the Warrants. All conditions to the acceptance of such consents were satisfied. On September 17, 2007, IdleAire entered into the First Amendment to Indenture with Wells Fargo Bank, N.A., as the trustee and collateral agent, and the Second Amendment to Warrant Agreement with Wells Fargo Bank, N.A., as the warrant agent.
About IdleAire
IdleAire Technologies Corporation is the leading provider of comprehensive in-cab idle-reduction services to the heavy-duty trucking industry. IdleAire’s ATE services include heating, ventilation and air conditioning, or HVAC, electric power, Internet access, satellite television, telephone, and remote delivery of computer-based driver safety and training courses. IdleAire is committed to developing a nationwide network of locations and building value for its stakeholders. IdleAire provides its ATE services at travel centers and fleet terminals throughout the continental United States.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, and working capital needs and sources of liquidity, which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, demand and utilization of our ATE systems, the number of parking spaces and locations we expect to install, competition, the seasonal nature of our business, economic conditions, regulatory matters, litigation, our negotiation of agreements with third parties and other risks described from time to time in our filings with the Securities and Exchange Commission. In addition, construction projects such as the rollout of our ATE system entail significant risks, including local building permit approval, shortages of materials or skilled labor, dependence on third party electrical power and telecommunications providers, unforeseen regulatory problems, work stoppages, weather interference, and unanticipated cost increases. There can be no assurance that construction commitments will be met. All forward-looking statements are based on our current expectations about future events.
Contact:
John Doty (865) 437-3659
Media Relations, IdleAire Technologies Corporation

James H. Price (865) 437-3640
Investor Relations, IdleAire Technologies Corporation